UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – January 7, 2011

ONCOR ELECTRIC DELIVERY

COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

On January 7, 2011, Oncor Electric Delivery Company LLC (“Oncor”) filed for a rate review with the Public Utility Commission of Texas (“PUC”) and 203 cities. If approved as requested, this review would result in an aggregate annual rate increase of approximately $353 million. In its filing, Oncor also requested a revised regulatory capital structure of 55% debt to 45% equity. The debt-to-equity ratio established by the PUC is currently set at 60% debt to 40% equity.

The PUC, cities and other participating parties, with input from Oncor, are expected to set a schedule for consideration of Oncor’s request. A resolution of Oncor’s proposed increase is expected to occur during the second half of 2011. Upon such resolution, any resulting rate changes will commence.

This report contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Oncor’s filings with the Securities and Exchange Commission (SEC). In addition to the risks and uncertainties set forth in Oncor’s SEC filings, the forward-looking statements in this release could be affected by, among other things: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements; and changes in business strategy. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/S/ RICHARD C. HAYS
Name:	Richard C. Hays
Title:	Controller

Dated: January 7, 2011